Exhibit 10.2
DANA CORPORATION SUPPLEMENTAL BENEFITS PLAN
ARTICLE I
DEFINITIONS
     1.1. “Benefit Payment Period” means the one of the following that applies to the particular Employee or Recipient:
(a)	For an Employee or Recipient who is receiving payments for the remainder of a term certain period, Benefit Payment Period means the remainder of such term certain period.

(b)	For an Employee or Recipient who is receiving payments for his or her remaining lifetime, the Benefit Payment Period is the Life Expectancy of the Employee or Recipient.

(c)	For an Employee or Recipient who is receiving payments for his or her remaining lifetime plus payments for the lifetime of a Contingent Annuitant, the Benefit Payment Period is the Life Expectancy of the Employee or Recipient plus an additional period to reflect the Life Expectancy of the Contingent Annuitant after the death of the Employee or Recipient.
     1.2 “Board” means the Board of Directors of the Company.
     1.3 “Change in Control” shall mean, except as otherwise stated in Sections 4.9 and 4.10 of this Plan, the first to occur of any of the following events:
(a)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (c) below; or

(b)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 8, 2003, constitute the Board (the “Incumbent Board”) and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on December 8, 2003 or whose appointment, election or nomination for election was previously so approved or recommended. For purposes of the preceding sentence, any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, shall not be treated as a member of the Incumbent Board; or

(c)	there is consummated a merger, reorganization, statutory share exchange or consolidation or similar corporate transaction involving the Company or any direct or indirect subsidiary of the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case unless, immediately following such Business Combination, (1) the voting securities of the Company outstanding immediately prior to such Business Combination (the “Prior Voting Securities”) continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of the Business Combination or any parent thereof) at least 50% of the combined voting power of the securities of the Corporation or such surviving entity or parent thereof outstanding immediately after such Business Combination, (2) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or the surviving entity of the Business Combination or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the securities of the Corporation or surviving entity of the Business Combination or the parent thereof, except to the extent that such ownership existed immediately prior to the Business Combination and (3) at least a majority of the members of the board of directors of the Corporation or the surviving entity of the Business Combination or any parent thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, any disposition of all or substantially all of the assets of the Company pursuant to a spinoff, splitup or similar transaction (a “Spinoff”) shall not be treated as a Change in Control if, immediately following the Spinoff, holders of the Prior Voting Securities immediately prior to the Spinoff continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of both entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Prior Voting Securities; provided, that if another Business Combination involving the Corporation occurs in connection with or following a Spinoff, such Business Combination shall be analyzed separately for purposes of determining whether a Change in Control has occurred.
For purposes of this definition of “Change in Control,” the following terms shall have the following meanings:

“Affiliate” shall mean a corporation or other entity which is not a Subsidiary and which directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. For the purpose of this definition, the terms “control,” “controls” and “controlled” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.
“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.
“Subsidiary” shall mean a corporation or other entity, of which 50% or more of the voting securities or other equity interests is owned directly, or indirectly through one or more intermediaries, by the Company.
     1.4 “Code” means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.
     1.5 “Company” means Dana Corporation, a corporation organized under the laws of the Commonwealth of Virginia.
     1.6 “Contingent Annuitant” means the person designated to receive retirement benefits under this Plan following the death of the Employee or a Recipient.
     1.7 “Credited Service” means “Credited Service” as that term is defined in the Retirement Income Plan.
     1.8 “Effective Date” means September 1, 1988.
     1.9 “Employee” means an individual who is a participant (including a retired participant) in a funded, defined benefit pension plan maintained by the Company, or any successor plan that may be adopted or substituted for such plan if, and only if, (a) the individual is actually employed by the Company on September 1, 1988, and (b) the individual is a U.S.-

based member of the long-term awards group as of September 1, 1988, under the Dana Corporation Additional Compensation Plan.
     1.10 “Excess Plan” means the Dana Corporation Excess Benefits Plan, as amended from time to time.
     1.11 “Grandfathered Benefit” means that portion of an Employee’s benefits under this Plan which had already been accrued by December 31, 2004 and was fully vested and not subject to a substantial risk of forfeiture on that date.
     1.12 Highest Average Monthly Earnings” means the sum of:
(a)	the Employee’s basic salary (before any reduction as a result of an election to have his pay reduced in accordance with a “cafeteria plan” or a “cash or deferred arrangement” pursuant to Section 125 or Section 401(k) of the Code), and

(b)	bonuses and incentive payments paid (or that would have been paid, but for a deferral arrangement) to the Employee (provided, however, that with respect to 1994 and subsequent years’ bonus awards under the Company’s Additional Compensation Plan, only that portion of the Employee’s bonus award as does not exceed 125% of his base salary will be considered)
during any 3 calendar years out of the last 10 calendar years of active employment with the Company prior to retirement in which such sum was the highest, divided by 36.
     1.13 “Life Expectancy” means the expected remaining lifetime based on the Mortality Table and the age at the nearest birthday of the Employee or Recipient at the date the Lump Sum Payment is made. If a joint and contingent survivor annuity has been elected, then Life Expectancy shall reflect the joint Life Expectancies of the Employee or Recipient and Contingent Annuitant.
     1.14 “Lump Sum Payment” shall be determined as set forth in paragraph (c) of Section 4.7 of the Plan.
     1.15 “Mortality Table” shall mean the Unisex Pension 1984 Mortality Table set forward one year in age (or such other pensioner annuity mortality table as the Company with the written consent of the Employee or Recipient shall determine) and the associated Uniform Seniority Table for the determination of joint life expectancies.
     1.16 “Net Specified Rate” shall mean the interest rate which will produce income on a tax free basis that equals the income produced by the Specified Rate net of the combined highest rates of Federal, state and local income taxes that are in effect in the jurisdiction of the Employee or Recipient on the date of payment of the Lump Sum Payment.

     1.17 “Pension Plan” means the funded, defined benefit pension plan in which an Employee was participating at the time of his termination of employment (or retirement) from the Company.
     1.18 “Plan” means the “Dana Corporation Supplemental Benefits Plan”, as set forth herein.
     1.19 “Plan Administrator” means the Plan Administrator appointed under the Pension Plan.
     1.20 “Primary Social Security Benefit” means “Primary Social Security Benefit” as that term is defined by the Retirement Income Plan.
     1.21 “Retirement Income Plan” means the Dana Corporation Retirement Income Plan, as in effect on June 30, 1998.
     1.22 “Specified Employee” means any Employee of the Company who has been determined to be a “key employee” of the Company, within the meaning of Code section 416(i) (without regard to paragraph (5) thereof) as of the preceding specified employee identification date, pursuant to the Company’s Policy on Identifying Specified Employees adopted by the Compensation Committee of the Company’s Board, as such Policy may be amended from time to time.
     1.23 “Specified Rate” means an interest rate equal to 85% of a composite insurance company annuity rate provided by an actuary designated by the Plan Administrator (and provided by such actuary as of the last month of the calendar year next preceding the calendar year in which the distribution is made), subject to the condition that the interest rate in effect for any such year may not differ from the rate in effect for the prior year by more than one-half of one percent, and also subject to the condition that any such rate shall be rounded to the nearest one-tenth of one percent (and if such rate is equidistant between the next highest and next lowest one-tenth of one percent, rounded to the next lowest one-tenth of one percent).
     1.24 “Temporary Retirement Benefit” means the benefit described in Section 4.1(b)(i)(B) hereof.
     1.25 “Vesting Service” means “Vesting Service” as that term is defined by the Retirement Income Plan.
ARTICLE II
PURPOSE OF THE PLAN
     2.1. Purpose. This Plan is adopted effective September 1, 1988, and amended effective July 16, 2002, and is intended to provide supplemental benefits to Employees and their beneficiaries in addition to any benefits to which such Employees and beneficiaries may be entitled under other Company-sponsored, funded, defined benefit pension plans and the Excess Plan.

     This Plan is amended and restated effective January 1, 2005 in order to comply with the new requirements imposed on deferred compensation plans by Section 409A of the Code, as added by the American Jobs Creation Act of 2004. However, the new restrictions set forth in Section 4.9 below in order to comply with Code Section 409A shall not be applicable to any Grandfathered Benefit accrued under this Plan by December 31, 2004, and such Section 4.9 shall not be applicable to any Employee whose entire benefit under this Plan consists of a Grandfathered Benefit. By amending and restating this Plan, the Company does not intend to assume this Plan for purposes of Section 365 of the Bankruptcy Code, 11 USC Section 365.
ARTICLE III
ELIGIBILITY
     3.1. Eligibility. All Employees and beneficiaries of Employees eligible to receive retirement benefits from a Pension Plan shall be eligible to receive benefits under this Plan in accordance with Article IV, regardless of when the Employee may have terminated employment or retired (except as otherwise specified by Article IV).
ARTICLE IV
BENEFITS
4.1. Basic Benefits.
(a)	An Employee who, on or after September 1, 1988, retires from active employment with the Company on or after his 65th birthday, shall be entitled to receive a lump sum benefit that is the actuarial equivalent (determined in accordance with Section 4.2 hereof) of a monthly supplemental benefit equal to the excess (if any) of:
(i)	(A) 1.6 percent of the Employee’s Highest Average Monthly Earnings multiplied by the number of years and fractional parts thereof of his Credited Service at the time of retirement, less

(B)	2 percent of the Employee’s Primary Social Security Benefit multiplied by the number of years and fractional parts thereof of his Credited Service but not more than 50 percent of the Employee’s Primary Social Security Benefit, over

(ii)	the sum of the monthly benefits he is entitled to receive from all Company-sponsored, funded, defined benefit pension plans, and the Excess Plan, determined in each case on the basis of the assumption that the Employee’s benefits under such plans are paid in the form of a single life annuity for the life of the Employee, commencing as of the Employee’s date of retirement under the Pension Plan.

(b)	An Employee who, on or after September 1, 1988, retires from employment with the Company on or after his 50th birthday, after completing 10 years of Vesting Service, after the sum of his age and years of Vesting Service, both calculated to the nearest month, equal 70 or more, and before his 65th birthday, shall be entitled to receive a lump sum benefit that is the actuarial equivalent (determined in accordance with Section 4.2 hereof) of a monthly supplemental benefit equal to the excess (if any) of
(i)	(A) the retirement benefit described in Section 4.1(a)(i) hereof, plus

(B)	a Temporary Retirement Benefit equal to the Employee’s Primary Social Security Benefit, reduced, if applicable, by the actual amount of any unreduced Social Security benefit paid to the Employee, payable through the month in which the Employee attains age 62, provided that if the Employee has less than 25 years of Credited Service, the Temporary Retirement Benefit shall be prorated based on the proportion of 25 years of Credited Service that has been credited to the Employee at the time of his retirement; and provided further that

(C)	retirement benefits prescribed by paragraph (A), above, and Temporary Retirement Benefits prescribed by paragraph (B), above, shall not exceed the following limitations:
I.	Temporary Retirement Benefits payable to all Employees, and retirement benefits payable to all Employees who participated in the Retirement Income Plan as of December 31, 1983, and who had attained age 45 as of that date, shall not exceed the percentage of such benefits prescribed by the following schedule, based on the Employee’s age on the date of retirement:

Age	Percentage
64	100%
63	100%
62	100%
61	95%
60	90%
59	85%
58	80%
57	75%
56	70%
55	65%
54	60%
53	55%
52	50%
51	45%
50	40%

II.	Retirement benefits payable to all Employees who did not participate in the Retirement Income Plan on December 31, 1983, or who had not attained age 45 as of that date, shall not exceed the percentage of such benefits prescribed by the following schedule, based on the Employee’s age on the date of retirement:

Age	Percentage
65	100%
64	95%
63	90%
62	85%
61	80%
60	75%
59	70%
58	65%
57	60%
56	55%
55	50%
54	45%
53	40%
52	35%
51	30%
50	25%
     over
(ii)	the sum of the monthly benefits he is entitled to receive from all Company-sponsored, funded, defined benefit pension plans and the Excess Plan, determined in each case on the basis of the assumption that the Employee’s benefits under such plans are paid in the form of a single life annuity for the life of the Employee, commencing as of the Employee’s date of retirement under the Pension Plan.
(c)	Subject to the provisions of Section 4.2 hereof and, if applicable, Section 4.9(b) hereof, the benefit payable pursuant to paragraph (a) or (b) of this Section 4.1, shall be paid in the form of a lump sum, payable as of the Employee’s date of retirement under the Pension Plan or as soon thereafter as may be reasonably practical (but in no event later than the end of the calendar year which includes the Employee’s date of retirement, or, if later, the fifteenth day of the third calendar month after such date of retirement).

(d)	If an Employee dies before the date as of which benefits are scheduled to be paid or to commence hereunder, the Employee’s surviving spouse (if any) shall be entitled to receive a lump sum benefit equal to 100 percent of the benefit to which the Employee would have been entitled under paragraph (c), above, if the Employee had retired on the date of his death, payable as of the earliest month (if any) in which the spouse’s benefits could commence under the Pension Plan or as soon thereafter as may be reasonably practical (but in no event later than the end of the calendar year which such month, or, if later, the fifteenth day of the third calendar month after the Employee’s date of death).

(e)	No death benefits shall be paid hereunder with respect to an active Employee who is not married on the date of his death.

(f)	Effective on and after November 1, 2007, no benefit payable to any participating Employee under this Plan and no death benefit payable with respect to any such participating Employee shall exceed the amount of the benefit which would have been payable to the Employee under the terms of this Section 4.1 of this Plan, or if applicable, Appendix A of this Plan, had the Employee retired on October 31, 2007.
4.2. Form of Benefit Payments.
(a)	An Employee eligible for a benefit under this Plan shall be entitled to receive his benefit in the form of an immediate lump sum payment. However, subject to the restrictions set forth in Section 4.9 below, the Employee may request that his benefit be paid instead, concurrently with any benefit that the Employee is entitled to receive under the Excess Plan, pursuant to an optional form of payment that is used for the payment of the Employee’s retirement benefit under the Pension Plan. The amount of the benefit payable pursuant to any form of payment under this paragraph (a) shall be determined by applying the mortality rates, interest assumptions, and other factors prescribed by the Retirement Income Plan that would be applicable to the form of payment that the Employee has requested under this Plan; provided that if a lump sum distribution is made hereunder, the amount of the lump sum distribution shall be equal to the excess of the amount determined under paragraph (i), below, over the amount determined under paragraph (ii), below:
(i)	The total lump sum amount that is actuarially equivalent to the monthly supplemental benefit prescribed by Section 4.1(a)(i) or Section 4.1(b)(i), whichever is applicable, calculated using the basis described in subparagraph (i) or (ii), below, whichever produces the larger lump sum amount:
(A)	the lump sum amount calculated on the basis of the “applicable interest rate” (as in effect for the November preceding the calendar year in which the calculation is made) and the “applicable mortality table”, both as defined in Section 417(e) of the Code; or

(B)	the lump sum amount calculated on the basis of an interest rate equal to 85% of a composite insurance company annuity rate provided by an actuary designated by the Plan Administrator (and provided by such actuary as of the December next preceding the calendar year in which the distribution is made), subject to the condition that the interest rate in effect for any such year may not differ from the rate in effect for the prior year by more than one-half of one percent, and also subject to the condition that any such rate shall be rounded to the nearest one-tenth of one percent (and if such rate is equidistant between the next highest and next lowest one-tenth of one percent, rounded to the next lowest one-tenth of one percent), and on the basis of the applicable mortality assumption for males under the 1971 Group Annuity Mortality Table.
(ii)	The total lump sum distribution that he is entitled to receive under all Company-sponsored, funded, defined benefit pension plans and the Excess Plan, determined on the basis of the interest rate and mortality assumptions required by the terms of those plans.
(b)	In addition to the distribution options available under paragraph (a) of this Section 4.2, an Employee eligible for a benefit under this Plan may request to receive his benefit in 120 monthly installments, regardless of whether the Employee has elected this form of payment for his retirement benefit under the Excess Plan or the Pension Plan. An Employee may elect the 120-month installment benefit only if his employment with the Company terminates on or after July 1, 1988. The Employee’s lump sum benefit determined under Section 4.1 shall be converted to monthly installments using the “applicable interest rate” under Section 417(e) of the Code for the November preceding the calendar year in which the payments commence. If the Employee dies before 120 monthly payments have been made, there shall be paid to his beneficiary, commencing on the first day of the month following his death and continuing for the remainder of the 120-month period, the monthly benefit that had been paid to the Employee. No payments shall be made either to the Employee or to his beneficiary after 120 monthly payments have been made.

(c)	If the Employee requests the 120-month installment option under paragraph (b), the Employee shall designate in writing a natural person (or persons) to be his beneficiary. The Employee may not designate a trust or his estate to be his beneficiary. If an Employee designates his spouse as his beneficiary and they thereafter divorce, such designation shall be automatically revoked. The Employee may change his beneficiary designation in writing at anytime before his installment payments commence, but he may not change his beneficiary designation after his payments commence. If the Employee dies after his installment payments have commenced and he is not survived by a designated beneficiary, the remaining monthly payments shall be paid to the Employee’s estate. If the Employee is survived by a designated beneficiary, and the beneficiary dies before the complete disbursement of the payments due, the remaining monthly payments shall be paid to the beneficiary’s estate.

(d)	The Employee’s written request to receive an optional form of payment under paragraph (a) or paragraph (b) instead of an immediate lump sum must be filed with the Vice President – Human Resources of the Company before the Employee’s date of retirement under the Pension Plan, provided that any such election filed on or after January 1, 2005 shall also comply with the requirements set forth in Section 4.9 below. The request shall be granted or denied in the sole discretion of the Vice President – Human Resources of the Company. If the Employee is the Vice President – Human Resources of the Company, the duties of the Vice President – Human Resources of the Company under this Section 4.2 shall be discharged by the President of the Company.
     Any post-retirement increase in the benefits being paid to an Employee under the Pension Plan shall also be applied on a comparable basis to any monthly supplemental benefits under this Plan.
     4.3. Time and Duration of Benefit Payments. Benefits due under this Plan as a result of an Employee’s retirement shall be paid as of the Employee’s date of retirement under the Pension Plan or as soon thereafter as may be reasonably practical (but in no event later than the end of the calendar year which includes the Employee’s date of retirement, or, if later, the fifteenth day of the third calendar month after such date of retirement ), or to the extent the provisions of Section 4.9(b) below are applicable to the Employee, six months and one day after the Employee’s date of retirement. All supplemental benefits payable under this Plan shall cease as of the first day of the month following the Employee’s death, except that payments may continue to the Employee’s spouse or beneficiary following his death pursuant to an optional form of payment selected under Section 4.2.
     4.4. Benefits Unfunded. The benefits payable under the Plan shall be paid by the Company each year out of its general assets and shall not be funded in any manner. The obligations that the Company incurs under this Plan shall be subject to the claims of the Company’s other creditors having priority as to the Company’s assets.
     4.5. No Right to Transfer Interest. The Plan Administrator may recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of an Employee’s benefit under this Plan, provided that (a) the domestic relations order would be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code if Section 414(p) were applicable to the Plan; (b) the domestic relations order does not purport to give the alternate payee any right to assets of the Company or its affiliates; and (c) the domestic relations order does not purport to give the alternate payee any right to receive payments under the Plan before the Employee is eligible to receive such payments. If the domestic relations order purports to give the alternate payee a share of a benefit to which the Employee currently has a contingent or nonvested right, the alternate payee shall not be entitled to receive any payment from the Plan with respect to the benefit unless the Employee’s right to the benefit becomes nonforfeitable. Except as set forth in the preceding two sentences with respect to domestic relations orders, and except as required under applicable Federal, state or local laws concerning the withholding of tax, rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such supplemental benefit, whether currently or thereafter payable, shall be void.
     4.6. Successors to the Corporation. This Plan shall be binding upon and inure to the benefit of any successor or assign of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor or assign shall thereafter be deemed embraced within the term “Company” for the purposes of this Plan). Notwithstanding the foregoing, the Plan will not be assumed by the Company for purposes of Section 365 of the Bankruptcy Code, 11 U.S.C. Section 365, or assumed by or maintained by any other employer which may become a successor to the Company pursuant to the terms of the Company’s Plan of Reorganization confirmed under Chapter 11 of the Bankruptcy Code.
     4.7. Change in Control. Anything hereinabove in this Article IV or elsewhere in this Plan to the contrary notwithstanding:
(a)	Lump Sum Payment. Upon the occurrence of a Change in Control, (i) each Employee, (ii) each former Employee and (iii) each Employee’s spouse or beneficiary following his death who is receiving benefits under the Plan (each, a “Recipient”) shall receive, on account of future payments of any and all benefits due under the Plan, a Lump Sum Payment, so that each such Employee, former Employee or Recipient will receive substantially the same amount of after-tax income as before the Change of Control, determined as set forth in paragraph (c) of this Section 4.7, provided that, effective on and after January 1, 2005, such lump sum distribution shall be limited to the Grandfathered Benefit unless the Change in Control also qualifies as a Change in Control Event as provided in Section 4.9(c) below. Subject to Section 4.9(c) below, this Lump Sum Payment shall be made during the calendar year which includes the effective date of the Change in Control.

(b)	Certain matters following a lump sum payment. An Employee who has received a Lump Sum Payment pursuant to paragraph (a) of this Section 4.7 shall, thereafter (i) while in the employ of the Company, continue to accrue benefits under the Plan, and (ii) be eligible to be paid further benefits under the Plan, after appropriate reduction in respect of the Lump Sum Payment previously received. For purposes of calculating such reduction, the Lump Sum Payment shall be accumulated with interest at the Specified Rate in effect from time to time for the period of time from initial payment date to the next date on which a computation is to be made (i.e., upon Change in Control, retirement, or other termination of employment). It shall then be converted to a straight-life annuity using the current annuity certain factor. The current annuity certain factor will be determined on the Net Specified Rate basis if this benefit payment is being made due to a subsequent Change in Control; otherwise, the Specified Rate shall be used.

(c)	Determination of lump sum payment. The Lump Sum Payment referred to in paragraph (a) of this Section 4.7 shall be determined by multiplying the annuity certain factor (for monthly payments at the beginning of each month) based on the Benefit Payment Period and the Net Specified Rate by the monthly benefit (adjusted for assumed future benefit adjustments due to Social Security and Code Section 415 changes in the Pension Plan) to be paid to the Employee or Recipient under the Plan. The date of the Change in Control shall be treated as the date of retirement for each Employee who would otherwise be eligible for retirement as of such date for purposes of calculating the Lump Sum Payment.
     4.8. Taxation. Notwithstanding anything in the Plan to the contrary, if prior to January 1, 2005, the Internal Revenue Service determines that the Participant is subject to Federal income taxation on an amount in respect of any benefit provided by the Plan before the distribution of such amount to him, the Company shall forthwith pay to the Participant all (or the balance) of such amount as is includible in the Participant’s Federal gross income and shall correspondingly reduce future payments, if any, of the benefit. Except as provided in Section 4.7 with respect to payments after a Change in Control, the Company shall not reimburse the Employee or any Recipient for any tax, interest, or penalty that the Employee or Recipient owes with respect to any payment from the Plan. Effective on and after January 1, 2005, this Section 4.8 shall only apply to Grandfathered Benefits accrued under this Plan as of December 31, 2004.
     4.9 Additional Restrictions on Deferred Compensation. Effective on and after January 1, 2005, any payment of benefits under the Plan to an Employee (other than Grandfathered Benefits described in Subsection 4.9(e) below ) shall be subject to the additional restrictions imposed pursuant to Code Section 409A set forth in the following Subsections 4.9 (a), (b), (c) (d), and (e).
(a)	Restriction on In-Service Distributions. No benefits payable to an Employee under this Plan shall be distributed earlier than
(i)	the date of the Employee’s separation from service with the Company [as this term may be defined in Section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder],

(ii)	the date the Employee becomes disabled,

(iii)	the date of the Employee’s death, or

(iv)	a specified time (or pursuant to a fixed schedule) specified under the Plan (including pursuant to an election under Section 4.10 of the Plan); or

(v)	a Change in Control, but only to the extent provided in Subsection 4.9(c) below and regulations under Section 409A of the Code.
(b)	Additional Restriction on Distributions to Specified Employees. Notwithstanding Section 4.2 above, on or after January 1, 2005, if at the time a benefit would otherwise be payable to an Employee under this Plan, the Employee is a

“Specified Employee” [as defined in Section 1.22 above], the distribution of the Employee’s benefit may not be made until six months after the date of the Employee’s separation from service with the Company [as that term may be defined in Section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder], or, if earlier the date of death of the Employee. Any payments not made to the Employee during the six-month period shall be made to the Employee, along with interest at the rate credited under the Pension Plan for the same period, six months and one day after the date of the Employee’s separation from service with the Company (or as soon thereafter as may be reasonably practical). This Subsection 4.9(b) shall remain in effect only for periods in which the stock of the Company is publicly traded on an established securities market.

(c)	Payments on a Change of Control. If a Change in Control occurs on and after January 1, 2005, the immediate lump sum benefit payable to an Employee pursuant to Section 4.8 above shall be limited to the Employee’s Grandfathered Benefit (if any) except to the extent that such Change in Control also satisfies the requirements for a Change in Control Event, as described in Treasury Regulation Section 1.409A-3(i)(5), with respect to the Employee.

(d)	No Linkage to Benefit Elections under Qualified Plan. Notwithstanding any other provision of this Plan to the contrary, effective on and after January 1, 2008, the Employee may not elect to receive the benefits payable to the Employee under this Plan in any of the optional forms of benefit payment other than a lump sum payment, as provided for in Section 4.2. The Employee must file a separate election expressly stating his desire to receive the benefit under this Plan in such form, in the manner prescribed by Section 4.2 above. After December 31, 2007, the Plan Administrator shall disregard any Employee’s election to receive his benefits under this Plan in the same optional form of payment in which his benefits under the Pension Plan.

(e)	Restrictions on Subsequent Elections. Except as provided in Section 4.10 below, any request or election to change the form in which an Employee’s benefits under this Plan are distributed filed with the Company on or after January 1, 2005 shall be given effect only if it satisfies the following conditions:
(i)	such request or election may not take effect until at least 12 months after the date on which the election is filed with the Company pursuant to Section 4.2 above; and

(ii)	in the case of any request or election to change the timing of payment for a benefit from this Plan (other than a benefit payable as result of the Employee’s death), the first payment made pursuant to such an election may not be made prior to the end of the period of 5 years from the date such payment would otherwise have been made.

(f)	Grandfathered Benefits. The restrictions imposed by this Section 4.9 shall not apply to that portion, if any, of the benefits payable to an Employee who had a non-forfeitable right to receive benefits under this Plan by December 31, 2004 which does not exceed the Employee’s Grandfathered Benefit; provided that effective on and after November 1, 2007, the Employee’s entire benefit under the Plan (including his Grandfathered Benefit) shall be subject to this Section 4.9 if the Employee is eligible to file an election under Section 4.10 below.

(g)	Interpretation. This Section 4.9 has been adopted only in order to comply with the requirements added by Section 409A of the Code. This Section 4.9 shall be interpreted and administered in a manner consistent with the requirements of Code Section 409A, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Section 409A. This Section 4.9 is not intended to restrict the operation of this Plan in any manner not necessary to avoid adverse tax consequences under such Section 409A of the Code.
     4.10 Special One-Time Election to Receive Lump Sum Payouts Pursuant to Chapter 11 Plan.  Notwithstanding anything else in this Plan to the contrary, any Employee who has an undistributed accrued benefit under this Plan as of November 1, 2007 and would not otherwise be entitled to receive a distribution under this Plan at any time in 2006 or in 2007, shall be entitled to elect, by filing a written election with the Vice President Human Resources of the Company before December 31, 2007, to receive a payment of his or her benefit under this Plan during 2008 (but not before the date on which the Chapter 11 Plan of Reorganization for the Company confirmed by the U.S. Bankruptcy Court takes effect) regardless of whether the Employee has terminated active employment with the Company prior to the date of payment. This payment shall be equal to the lesser of (i) the amount of the lump sum benefit calculated for the Employee under Section 4.1(a) of this Plan or (ii) the amount payable with respect to the Employee’s claim for benefits under this Plan pursuant to the terms of the Company’s Plan of Reorganization, and shall be paid in a lump sum payment (or series of lump sum payments to be completed during 2008) consisting of such payments of cash or stock as may be provided for similar unsecured claims in the terms of the Plan of Reorganization confirmed by the U.S. Bankruptcy Court. Pursuant to IRS Notice 2005-1 Q&A-19(c) and IRS Notice 2006-79, any such election by the Employee will not be treated as a change in the form and timing of a payment subject to the 4.9(e) of this Plan and Code Section 409A(a)(4), provided that, the Participant files the election no later than December 31, 2007. With respect to a new election to change the time and form of payment made on or after January 1, 2007 and on or before December 31, 2007, the new payment election shall apply only to amounts that would not otherwise be payable in 2007.
ARTICLE V
AMENDMENT, TERMINATION AND INTERPRETATION
     5.1. Amendment and Termination. The Company reserves the right, by action of the Board, to amend, modify or terminate, either retroactively or prospectively, any or all of the provisions of this Plan without the consent of any Employee or beneficiary; provided, however, that no such action on its part shall adversely affect the rights of an Employee and his beneficiaries without the consent of such Employee (or his beneficiaries, if the Employee is deceased) with respect to any benefits accrued prior to the date of such amendment, modification, or termination of the Plan if the Employee has at that time a non-forfeitable right to benefits under a funded, defined benefit pension plan sponsored by the Company.
          Notwithstanding the foregoing, effective on and after January 1, 2005, no payment of benefits under this Plan (other than Grandfathered Benefits) to any Employee or beneficiary shall be accelerated as the result of any termination or amendment of the Plan except to the extent that (a) the Plan is being terminated with the explicit approval of a U.S. bankruptcy court pursuant to Section 503(b)(1)(A) of the U.S. Bankruptcy Code, (b) the Company is terminating the Plan as a result of a Change in Control Event (as defined in Section 4.10 above) within the period beginning 30 days prior to and ending 12 months after the effective date of the Change in Control Event, or (c) such accelerated payment may otherwise be permitted under Treasury Regulation Section 1.409A-3(j)(5).
     5.2. Interpretation. The Plan Administrator shall have the discretionary authority to interpret the Plan and to decide any and all matters arising hereunder; including but not limited to the right to remedy possible ambiguities, inconsistencies or omissions by general rule or particular decision. In addition, any interpretations and decisions made by the Plan Administrator shall be final, conclusive and binding upon the persons who have or who claim to have any interest in or under the Plan.
     5.3 Impact of Bankruptcy Reorganization. Effective on and after March 3, 2006, no benefits shall be paid to any Employee under this Plan except to the extent that payment of such benefit (a) has been expressly approved by the U.S. Bankruptcy Court or (b) is permitted by the terms of the Company’s Plan of Reorganization. To the extent an Employee would otherwise have been entitled to receive a benefit payment under this Plan during 2006 or 2007, but the Company was not able to complete such payment by reason of the restrictions on payment of unsecured claims imposed on the Company as a result of its bankruptcy filing, the Employee shall be entitled to receive a payment from the Company in settlement of any and all claims the Employee may have with respect to such benefit, at the time and in the manner prescribed by the terms of the Plan of Reorganization confirmed by the U.S. Bankruptcy Court.
     IN WITNESS WHEREOF, Dana Corporation has executed this amended and restated Plan as of this 13th day of November, 2007.

DANA CORPORATION

	By:	/s/ R B Priory

/s/ V P Boyd
Witness

DANA CORPORATION SUPPLEMENTAL BENEFITS PLAN
APPENDIX A
     A.1 Purpose. The purpose of this Appendix A is to provide supplemental benefits to certain individuals who are not otherwise eligible for benefits under the Plan. Except to the extent that a contrary rule is expressly set forth below, capitalized terms used in Appendix A shall have the meaning set forth in Article I of the Plan, and the benefits provided under Appendix A shall be subject to the administrative provisions set forth in Sections 4.2 through 4.10 of Article IV and Sections 5.1 through 5.3 of Article V (construed as if the term “Employee” in those sections referred to an individual who is eligible for a benefit under this Appendix A).
     A.2 Eligibility. An individual is eligible for a supplemental retirement benefit under this Appendix A if the individual meets all of the following criteria on the date of his retirement from the Company and its affiliates (or if he meets the criteria in paragraphs (a) through (c) on the date of a Change in Control, if earlier):
(a)	The individual is not eligible for a supplemental retirement benefit under any provision of the Plan other than this Appendix A.

(b)	The individual has reached his 50th birthday and has completed at least 10 years of Vesting Service; and the sum of the individual’s age and years of Vesting Service, both calculated to the nearest month, equals 70 or more.

(c)	The individual is a U.S.-based member of the “A” Group or the “B” Group (as defined by the Compensation Committee of the Board), who participated in the Retirement Income Plan as of June 30, 1988, and who is a management employee or a highly-compensated employee.

(d)	The individual retires on or after January 1, 1996 and before January 1, 2010.
     A.3. Amount of Benefit. The amount of an individual’s supplemental retirement benefit under Appendix A shall be the initial benefit determined under paragraph (a), multiplied by the percentage specified in paragraph (b), and reduced as provided in paragraph (c).
(a)	The individual’s initial benefit shall be the normal retirement benefit or early retirement benefit that the individual would have received under the Retirement Income Plan if the provisions of that Plan had remained in effect through the individual’s retirement date, with the modification described in the following sentence. For purposes of applying the Retirement Income Plan formula, the individual’s “Final Monthly Earnings” shall be the average of his Earnings during the five consecutive calendar years out of the last ten years of his active employment with the Company in which the average was the highest.

(b)	The percentage applied to the individual’s initial benefit shall be determined according to the calendar year in which the individual retires, as follows:

Year in Which Individual Retires	Applicable Percentage
1996 – 1999	90%
2000 – 2004	80%
2005 – 2009	70%
After 2009	0%
(c)	The benefit determined under this Section A.3 shall be calculated as a single-life annuity, and shall be reduced by the sum of the monthly benefits that the individual is entitled to receive from any source listed in subparagraphs (i), (ii), or (iii), below, determined in each case on the basis of the assumption that the individual’s benefits under such sources are paid in the form of a single-life annuity for the life of the individual, commencing as of the individual’s date of retirement under the Pension Plan:
(i)	all funded defined benefit pension plans sponsored by the Company and its affiliates; and

(ii)	all unfunded, nonqualified deferred compensation plans sponsored by the Company and its affiliates (including, but not limited to, the Excess Plan), with the sole exception of the Dana Corporation Additional Compensation Plan; and

(iii)	any supplemental retirement benefit provided under an employment contract, or under any other contract or agreement, between the individual and the Company or any affiliate.
(d)	Effective on and after November 1, 2007, no benefit payable to any participating Employee under this Appendix and no death benefit payable with respect to any such participating Employee shall exceed the amount of the benefit which would have been payable to the Employee under the terms of this Appendix A of this Plan, had the Employee retired on October 31, 2007.
     A.4 Form of Payment.
(a)	An individual shall be entitled to receive his benefit under this Appendix A in the manner provided in Section 4.2 of the Plan., as modified by Section 4.9 for benefits commencing on or after January 1, 2005 and Section 4.10. If the individual elects to receive a lump sum payment, however, the lump sum payment shall be calculated as provided in paragraph (b), below, rather than as provided in Section 4.2 of the Plan.

(b)	The single-life annuity determined under paragraphs (a) and (b) of Section A.3 shall be converted to a lump sum present value on the basis of the “applicable interest rate” (as in effect for the November preceding the calendar year in which the calculation is made) and the “applicable mortality table”, both as defined in Section 417(e) of the Code. The lump sum determined under the preceding sentence of this Section A.4 shall be reduced by the lump sum present value of all benefits that the individual is entitled to receive from all sources described in paragraph (c) of Section A.3, determined in each case on the basis of the interest rate and mortality assumptions required for lump sum calculations by the terms of those plans or agreements (or, if no such interest rates or mortality assumptions are specified in the plan or agreement, on the basis of the interest rate and mortality assumptions set forth in the first sentence of this paragraph (b)).

(c)	An individual who has an undistributed benefit under this Appendix A as of November 1, 2007, and would not otherwise be entitled to receive a distribution at any time in 2006 or 2007 shall be entitled to elect no later than December 31, 2007 to receive a lump sum distribution and the terms and conditions described in Section 4.10 of the Plan.
     A.5 Pre-retirement Death Benefit. Effective March 1, 1998, if an individual dies before his benefit under this Appendix A commences or is paid, the individual’s surviving spouse (if any) shall be entitled to receive a lump-sum benefit equal to 100% of the benefit to which the individual would have been entitled under paragraph A.3, above, subject to the reductions described in paragraph A.3(c), as if the individual had retired on the date of his death.
     A.6 Key Local and Third Country Nationals. The provisions of this Section A.6 shall apply solely to individuals named in the Key Local and Third Country National listing in Appendix F of the Dana Corporation Retirement Plan. If such an individual was a member of the “A” Group or the “B” Group on January 1, 2002, and meets all of the eligibility criteria of Section A.2 above except (i) the requirement that the individual be U.S.-based, and (ii) the requirement that the individual have been a participant in the Retirement Income Plan before July 1, 1988, such individual shall nonetheless be eligible for benefits under this Appendix A. The amount of the individual’s benefit shall be determined in accordance with Sections A.3 and A.4, taking into account the individual’s Earnings, Credited Service, and Vesting Service determined under Appendix F of the Dana Corporation Retirement Plan. In addition to the benefit offsets listed in Section A.3(c), the individual’s benefit under the Plan shall be reduced by the actuarial value (as determined by the Company’s actuary) of the following benefits:
(a) the benefit earned under any non-U.S. defined benefit, defined contribution, or individual account retirement plan to the extent that benefit was funded by contributions of Dana Corporation or any of its subsidiaries or affiliates (or, in the case of a non-U.S. plan that is unfunded, to the extent that benefit will be paid by Dana Corporation or any of its subsidiaries or affiliates); and

(b) the benefit earned under any non-U.S. retirement program sponsored by a local government, if (i) the government program is the predominant source of retirement benefits in that locality, and (ii) the individual did not earn a retirement benefit under a private retirement plan maintained in the same locality by Dana Corporation or any of its subsidiaries or affiliates.